                              PRELUDE VENTURES, INC.


                                1,500,000 Shares


                                  Common Stock

                         Offering Price $0.05 per share

         This is our initial public offering so there is currently no public market for our shares. See "Risk Factors" commencing on page 1 for a full discussion of the risks involved in this offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-----------------------------------------------------------------------------------------
                   Price to Public           Commissions &               Proceeds to
                   Payable In Cash           Discounts Prior to          Company
                   On Subscription           Legal and                   Prior to Legal
                                             Accounting Fees             and
                                                                         Accounting
                                                                         Fees
Per Share          $0.05                     $.00                        $.05
Total              $75,000                   $.00                        $75,000

         We will offer the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open for 90 days, and may be extended an additional 60 days, unless we decide to cease selling efforts prior to this date. The minimum purchase is 50,000 shares at $.05 per share or $2,500.

         The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.


               The date of this prospectus is December 13, 2001

                                   -----------
                                TABLE OF CONTENTS
                                   -----------

                                                                                                Page
Prospectus Summary.............................................................................1

Risk Factors...................................................................................1

Use Of Proceeds................................................................................3

Determination Of Offering Price................................................................3

Dilution.......................................................................................4

Plan Of Distribution...........................................................................4

Special Note Regarding Forward Looking Statements..............................................6

Legal Proceedings..............................................................................6

Directors, Executive Officers, Promoters And Control Persons...................................6

Security Ownership Of Certain Beneficial Owners And Management.................................8

Description Of Securities......................................................................8

Shares Eligible For Future Sale...............................................................10

Certain Transactions..........................................................................12

Business......................................................................................12

Management Discussion And Analysis Or Plan Of Operation.......................................17

Legal Matters.................................................................................19

Experts.......................................................................................19

Available Information.........................................................................19

Financial Statements.........................................................................F-1

         Until March 13, 2002, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         PRELUDE VENTURES, INC. was incorporated under the laws of the State of Nevada on May 24, 2000. We have not commenced active business operations.

         We are an exploration stage company. We have acquired a mining lease on a total of 24 unpatented lode mineral claims located in Elko County, Nevada. A patented lode mineral claim is the highest form of holding a mineral claim. It means that no more assessment work is necessary and that all mineral rights, both surface and underground, are included in the claim. An unpatented claim means that more assessment work is necessary before all mineral rights can be claimed. We intend to explore for metals, including silver and zinc and other valuable minerals, on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed.

         Our administrative office is located at 2585 West 14th Avenue Vancouver, British Columbia, Canada V6K 2W6, telephone (604) 817-8095. Our Nevada office is located at 50 West Liberty Street, Suite 880, Las Vegas, Nevada, 89501. Our fiscal year end is March 31.

                                  The Offering

Securities Offered................  1,500,000 shares of common stock.

Offering Price....................  The shares are offered at $0.05 per share for total gross offering proceeds of
                                    $75,000.00.

Terms Of The Offering.............  There is no minimum offering. Accordingly, as shares are sold, we will use the money
                                    raised for our activities. The offering will
                                    remain open for 90 days, or an additional
                                    60 days at the sole discretion of our
                                    management, unless the total proceeds are
                                    earlier received or we determine, in our
                                    sole discretion to cease selling efforts.

Net Proceeds Our Company..........  $75,000.00

Use Of Proceeds...................  We will use the proceeds to pay for offering expenses, research and exploration.

                                  RISK FACTORS

            There is no assurance that our business will be profitable. We must conduct exploration to determine what amount of minerals, if any, exist on our property, and if any minerals which are found can be economically extracted and profitably processed. We do not claim to have any minerals or reserves whatsoever at this time on any of our claims.

           Our company is only recently organized with no operating history which makes an evaluation of us difficult. Our company was recently organized on May 24, 2000 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of March 31, we had incurred losses of $7,301 and we expect losses to continue.

There is nothing at this time on which to base an assumption that our business plan will prove successful, and there is no assurance that we will be able to operate profitably. You should not invest in this offering unless you can afford to lose your entire investment.

         Because of our lack of funds and past losses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent certified public accountants have pointed out that we have incurred losses since our inception and have not yet been successful in establishing profitable operations, raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. If we are unable to raise additional capital then you may lose your entire investment.

         We are dependent upon this offering to be able to implement our business plan and our lack of revenues and profits may make obtaining additional capital more difficult. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business. In addition, the first 25% of the proceeds will be used to pay expenses of the offering. Upon completion of the offering, the amount of capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised since this is not an underwritten offering. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient given the capital-intensive nature of our business, we may need to seek additional financing from commercial lenders or other sources, for which we presently have no commitments or arrangements.

         We must limit our exploration because we are small and do not have much capital. There are other larger exploration companies that could and probably would spend more time and money exploring our property.

         Investors will be unable to sell their shares if a trading market does not develop. Because there is no public trading market for our common stock, you may not be able to resell your shares. There is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

         We will not have enough money to generate revenues even if the entire offering is sold. Our planned exploration program is separated into two phases. Assuming this offering is entirely sold, we will not have enough money to complete the second phase and begin generating revenues.

         We have no full time employees. Our sole employee, shareholder, officer and director is William Iverson. He will not be employed full time, at least initially, as he is involved with other businesses and has other interests which could give rise to conflicts of interest with respect to carrying out the operations of Prelude.

         We have no experience with mineral exploration. Our sole employee, shareholder, officer and director has no experience with mineral exploration and mining. This could detrimentally impact the ability of Prelude to implement its business plan.

                                 USE OF PROCEEDS


         The net proceeds to us from the sale of the 1,500,000 shares offered hereby at a public offering price of $0.05 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $18,018.75 for legal, accounting, printing and other costs in connection with the offering.

         The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

Percent of total shares offered                                  25%                  50%                   75%                 100%
                                                                 ($)                  ($)                   ($)                  ($)
                                                       -------------         ------------          ------------         ------------
Shares sold                                                  375,000              750,000             1,125,000            1,500,000
Gross proceeds from offering                              $18,750.00           $37,500.00            $56,250.00           $75,000.00
Less: Offering Expenses                                   $18,018.75           $18,018.75            $18,018.75           $18,018.75
Net Offering Proceeds                                        $731.25           $19,481.25            $38,231.25           $56,981.25
Use of Net Proceeds *
    Expansion of claim
    block                                                      $0.00           $15,000.00            $15,000.00           $15,000.00
    Lease of third party claims                                $0.00                $0.00             $5,000.00            $5,000.00
    Rock sampling                                              $0.00                $0.00             $4,000.00            $4,000.00
    Soil sampling                                              $0.00                $0.00             $6,000.00            $6,000.00
    Geologic mapping                                           $0.00                $0.00             $8,000.00            $8,000.00
    Geophysical surveys                                        $0.00                $0.00                 $0.00           $10,000.00
    Reporting                                                  $0.00                $0.00                 $0.00            $2,000.00
    Working Capital *                                        $731.75            $4,481.25               $231.25            $6,981.25
                                                       -------------        -------------         -------------         ------------
Total Use of Proceeds                                        $731.75           $19,481.25            $38,231.25           $56,981.25
                                                       =============        =============         =============         ============

* The use of net proceeds describes the expenses that will be incurred in association with Phase I of our business plan. Phase II of the business plan will not be implemented until the success of Phase I is evaluated to determine whether further exploration work is warranted. For this reason, we will retain as working capital any sums not utilized in Phase I until further financing is obtained for Phase II assuming further exploration work is warranted.

         Phase I of our business plan calls for staking additional claims at a cost of $15,000 which is a prerequisite for our exploration activities. We anticipate that it will also cost us approximately $5,000 to lease these additional claims. Accordingly, we will have to sell more than 50% of the offering in order to complete this additional claim staking and leasing before our actual exploration activities can begin. Unless at least 25% of the offering is sold, we may not be able to pay the expenses of the offering. It is possible that no proceeds may be raised from this offering. If we are not able to pay our offering expenses we will incur further losses. It is also possible that some, but not all, of the 1,500,000 shares offered will be sold. If fewer than all of the shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our development. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us.

         Possible working capital uses include advertising and other ongoing selling, general and administrative expenses, to be determined by our executive officers based upon their assessment of our company's needs.

         Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. For example, if less than $20,000 is received, the entire amount will be applied toward legal and accounting fees for this offering as well as quarterly and annual reports required under the Securities Exchange Act of 1934.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    DILUTION

         You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

         Dilution is the difference between the public offering price of $0.05 per share for the common stock offered herein, and the net tangible book value per share of the common stock immediately after its purchase. Our net tangible book value per share is calculated by subtracting our total liabilities from our total assets less any intangible assets, and then dividing by the number of shares then outstanding.

         Our net book value prior to the offering, based on the September 30, 2001 financial statements, was $(17,155) or approximately $(0.017) per common share. Prior to selling any shares in this offering, we had 1,000,000 shares of common stock outstanding, which were purchased by the founding shareholder for $25,000. We are now offering up to 1,500,000 shares at $0.05 per share. If all shares offered herein are sold, we will have 2,500,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value, will be $39,826 or approximately $0.016 per share. This would result in dilution to investors in this offering of $0.034 per share, or approximately 68% from the public offering price of $0.05 per share. Net tangible book value per share would increase $0.051 per share for our current shareholder.

Dilution Table

         The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

-------------------------------------- ----------------- ----------------- ----------------- ----------------
                                       375,000           750,000           1,125,000         1,500,000
                                       shares sold       shares sold       shares sold       shares sold
-------------------------------------- ----------------- ----------------- ----------------- ----------------
Public offering price/share                       $0.05             $0.05             $0.05            $0.50
-------------------------------------- ----------------- ----------------- ----------------- ----------------
NTBV/share prior to offering                    $(0.017)          $(0.017)          $(0.017)         $(0.017)
-------------------------------------- ----------------- ----------------- ----------------- ----------------
Net proceeds to Prelude*                        $731.25        $18,481.25        $38,231.25       $56,981.25
-------------------------------------- ----------------- ----------------- ----------------- ----------------
Total shares outstanding                      1,375,000         1,750,000         2,125,000        2,500,000
-------------------------------------- ----------------- ----------------- ----------------- ----------------
Increase attributable to new                     $0.005            $0.016            $0.027           $0.033
shareholders
-------------------------------------- ----------------- ----------------- ----------------- ----------------
Post offering pro forma NTBV/share              $(0.012)          $(0.001)           $0.010           $0.016
-------------------------------------- ----------------- ----------------- ----------------- ----------------

Comparative Data

         The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from our company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                                                 Shares Purchased                             Total Consideration
                                       -----------------------------------           --------------------------------------
                                                                                                               Average Price
                                        Number             Percent            Amount            Percent         Per Share
                                    --------------      -------------     -------------      -------------     --------------
Existing shareholder                       1,000,000                40%           $25,000                25%             $0.025
William Iverson
New investors*                             1,500,000                60%           $75,000                75%             $0.050
                                    ----------------   ----------------  ----------------   ----------------   ----------------
Total                                      2,500,000               100%          $100,000               100%             $0.040
                                    ================   ================  ================   ================   ================




------------
* It is possible we may not sell any of the shares, in which case the proceeds to Prelude will be $0.


                              PLAN OF DISTRIBUTION

General

         The following discussion addresses the material terms of the plan of distribution.

         We are offering up to 1,500,000 shares of our common stock at a price of $0.05 per share to be sold by Mr. Iverson, our principal executive officer and director. This will be the only method of distribution. Prelude does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares. The offering will not be sold to officers, directors or affiliates of Prelude. The minimum purchase is 50,000 shares at $.05 per share or $2,500.

         There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

         Our president, Mr. Iverson, who is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, shall conduct the offering. Mr. Iverson is deemed not to be a broker for the following reasons:

         *He is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

         *He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

         *He is not an associated person of a broker or dealers at the time of his participation in the sale of our securities.

         *He will restrict his participation to the following activities:

                  A. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

                  B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

                  C. Performing ministerial and clerical work involved in effecting any transaction.

         As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

         The offering will remain open for a period of 90 days or an additional 60 days at our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers, directors and stockholders and their affiliates may purchase shares in this offering.

No Escrow Of Proceeds

         There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

         None of these forward-looking statements refer to exploration, development, production or other anticipated mining activity.

                                LEGAL PROCEEDINGS

         We are not a party to or aware of any threatened litigation of a material nature.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers And Directors

         The following table sets forth the directors and executive officers of our company, their ages, term served and all officers and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

         There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.


Name of Director             Age              Term Served             Positions with Company
------------------           ----             ---------------         ----------------------
William Iverson              40               Since inception         President, Secretary-
                                                                      Treasurer & Director

         Mr. Iverson will serve as management of our company. A brief description of his background and business experience is as follows:

Mr. Iverson has been the President, Secretary-Treasurer and Director since our company's inception on May 24, 2000. Since November 1999, Mr. Iverson has also been employed by First Quantum Minerals Corporation of Vancouver, British Columbia where he performs corporate relations services, including the preparation of corporate profiles, brochures and advertisements. From November 1999 to February 2000 Mr. Iverson was also employed by Nevada Pacific Gold, Ltd. From January 1996 to August 1997, Mr. Iverson was employed by Treminco Resources, Ltd., an exploration stage company, located in Vancouver, British Columbia, where he performed corporate development services. In this capacity he acted as a liaison between Tremninco and the financial community. From October 1997 to November 1998, Mr. Iverson was employed by Cee Bee Natural Gas, Ltd. From January of 1988 until December of 1995 Mr. Iverson was also employed as a stockbroker with Georgia Pacific Securities Corporation in Vancouver, British Columbia. Mr. Iverson will continue to serve in his present positions with Prelude until the next annual meeting of shareholders and devote approximately 15 hours per week of his time to the Prelude. Mr. Iverson has no formal training or experience with mineral exploration. Mr. Iverson completed two years of college in 1974 from the University of Alberta but he did not obtain a degree. In addition, he was formerly licensed as a stockbroker in Canada between 1995 and 1998. That license, however, was allowed to lapse by Mr. Iverson in 1998 because he was pursuing a career in corporate relations. Mr. Iversen's responsibilities with Prelude consist mainly of communicating with the appropriate governmental agencies to ensure the company claims are kept in good standing and coordinating the filing of this offering. In addition, Phase I of the company's business plan will be performed by subcontractors, the activities of which will be managed by Mr. Iverson. It is anticipated that additional officers will be hired if Phase I of our business plan is successful to manage the company's day to day mineral exploration activities.

Executive Compensation

         Our sole director does not currently receive and has never received any compensation for serving as a director to date. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

         The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended March 31, 2001, by Mr. Iverson, our sole executive officer.

                           Summary Compensation Table
                          Long-Term Compensation Awards

Name and Principal       Compensation-2001          ($)Number of shares
Position                 Salary      ($)Bonus       Underlying Options (#)
------------------       ------      --------       ----------------------
William Iverson            None          None          None
President

         We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:

                                Title              Amount and Nature of        Percent        % After
Name and Address               of Class            Beneficial Ownership        of Class       Offering
----------------               --------            --------------------        --------       --------
William Iverson                 Common              1,000,000 shares              100%           40%
2585 West 14th Avenue
Vancouver, B.C.
V6K 2W6

All officers &                  Common              1,000,000 shares              100%           40%
directors as a group (1 person)

         Prior to the sale of any shares in this offering, Mr. Iverson was the only shareholders of Prelude.

                            DESCRIPTION OF SECURITIES

         The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

         Prelude is presently authorized to issue 45,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

         Prelude has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable upon subscription of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

Preferred Stock

         Prelude is also presently authorized to issue 5,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's articles of incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants

         We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

         We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

         We intend to use Nevada Agency And Trust Company, 50 West Liberty Street, Suite 880, Reno, NV 89501 as our transfer agent and registrar for the common stock upon completion of the offering.

Shares Eligible For Future Sale

         Upon completion of this offering, we will have 2,500,000 shares of common stock outstanding, if we sell all of the shares in this offering. Of these shares, the 1,500,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

         The remaining 1,000,000 of common stock held by the existing stockholder were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 80,000 shares will become eligible for sale on October 11, 2001, 140,000 shares will become eligible for sale on November 7, 2000, and 780,000 shares will become eligible for sale on April 11, 2001, all subject to the limitations of Rule
144. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

         In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

         Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

         There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

         Our shares will probably be subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation contains provisions permitted under the Nevada Corporations Code relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Nevada. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

         Following the close of this offering, we will be subject to the State of Nevada's business combination statute. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

         As permitted by Nevada law under Nevada Revised Statutes 78.037, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

         In connection with the organization of Prelude, Mr. Iverson, the founding shareholder, President, Secretary-Treasurer and Director of our company, paid $2,000 cash on October 11, 2000, $3,500 cash on November 7, 2000, $19,500.00 cash on April 11, 2001, to purchase an aggregate of 1,000,000 shares of common stock at $.025 per share.

         Prelude presently has no office facilities but for the time being will use as its business address the office of Mr. Iverson on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

         We have no formal written employment agreement or other contracts with our officer, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. Iverson, will be available for any specific length of time in the future. Mr. Iverson anticipates initially devoting up to approximately 15 hours per week of his time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Mr. Iverson is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our company would be determined if and when such arrangements become necessary.

                                    BUSINESS

History And Organization

         Prelude Ventures, Inc. (the "Company") was incorporated under the laws of the state of Nevada on May 24, 2000. We have not commenced business operations and we are considered an exploration stage enterprise. To date, our activities have been limited to organizational matters, obtaining a mining engineer's report and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our company, the founding shareholder of our company contributed an aggregate of $25,000 cash in exchange for 1,000,000 shares of common stock. We have no significant assets, and we are totally dependent upon the successful completion of this offering and receipt of the proceeds there from, of which there is no assurance, for the ability to commence our proposed business operations.

Proposed Business

        On March 9, 2001, we acquired a 20 year mining lease from Steve Sutherland, the owner of 24 unpatented lode mining claims, sometimes referred to as the Medicine Project, located in Elko County, Nevada. An unpatented claim is one in which more assessment work is necessary before all mineral rights can be claimed. As the owner of the claims, Mr. Sutherland has the right to lease the claims to a third party but he remains responsible for compliance with all applicable federal, state and county laws and regulations. Under the terms of our lease with Mr. Sutherland, we are entitled to all of Mr. Sutherlands mineral rights and we are also made responsible for compliance for all laws and regulations that apply to the claims. We are presently in the pre-exploration stage and there is no assurance that a commercially viable precious mineral deposit exists in our property until appropriate geological exploration is done and a final comprehensive evaluation concludes that there is economic and legal feasibility to conduct mining operations.

         The exploration program proposed by Prelude is designed to determine whether mineralization exists to the extent that mining operations would be economically feasible. It is uncertain at this time the precise quantity of minerals in the property that would justify actual mining operations.

        Prelude has leased the claims from Mr. Sutherland who is our landlord. We also have the right to locate additional claims within one mile of the claims which become part of the lease. Under the terms of the lease, Prelude must pay a three percent production royalty and may extend the initial term of 20 years for one additional period of 20 years provided that all conditions of the lease have previously been met. Prelude has the exclusive possession of the property for mining purposes during the term of the lease.

         Under the terms of the lease, Prelude must pay a three percent annual production royalty and must pay an annual minimum royalty as follows, of which the first payment of $5,000 has already been made:

                 Anniversary Date                  Amount
                 March 9, 2001                     $ 5,000.00
                 March 9, 2002                     $ 7,500.00
                 March 9, 2003                     $10,000.00
                 March 9, 2004                     $20,000.00
                 March 9, 2005 & thereafter        $50,000.00

                  If Prelude fails to meet the above lease payments, the lease may be terminated if the landlord gives written notice of such default. After receipt of default, Prelude has 15 days to cure the default. In addition, the lease may be terminated if Prelude fails to make federal, state, and county maintenance payments or filing fees at least 15 days prior to due date. In that event, the landlord must notify Prelude of a possible default. After 10 days, if the default is not cured the landlord may initiate payment on the claims. Prelude will be able to cure this default by reimbursing all federal, state and county payments made by the landlord plus a 20% penalty within 30 days.

         Under applicable federal, state, and county laws and regulations, annual mining claim maintenance or rental fees are required to be paid by Prelude for the unpatented mining claims which constitute all or part of the leased property, beginning with the annual assessment work period of September 1, 2001 to September 1, 2002. Prelude must timely and properly pay the federal, state, and county annual mining claim maintenance or rental fees, and must execute and record or file, as applicable, proof of payment of the federal, state, and county annual mining claim maintenance or rental fees and the landlord's intention to hold the unpatented mining claims. If Prelude does not terminate the agreement before June 1 of any subsequent lease year, Prelude will be obligated either to pay the federal, state, and local annual mining claim maintenance or rental fees for the property due that year or to reimburse the landlord.

         Prelude also has the right to buy out the landlord's interest in exchange for a payment of $5,000,000 from which royalty payments made up to the time of the buyout may be deducted. If a buyout occurs, Prelude must also pay the landlord a perpetual 0.5% royalty on all minerals recovered from the property.

         The lease may be terminated at any time by Prelude provided that we give written notice 30 days prior to relinquishing the leased property. In the event Prelude desires to terminate the agreement after June 1 of any year, we are responsible for all federal, state, and county maintenance and filing fees for the next assessment year regarding the leased property. In addition, we must deliver to the landlord in reproducible form all data generated or obtained for the leased property, whether factual or interpretive. Finally, we must quitclaim to the landlord all claims located or acquired by us.

         Our business activities to date have been restricted to obtaining a report from our mining engineer, Edward P. Jucevic and preparing this offering. Mr. Jucevic's report details the geological and mining history of the claims leased by Prelude, including the land status, climate, geology and mineralization. In preparing his report, Mr. Jucevic did not perform any actual field work on the claims. Mr. Jucevic believes that based upon previous mining activity in the area, sufficient evidence exists to warrant further exploration on the leased property which could then lead to actual mining operations.

         The property leased by Prelude is located in Elko County, Nevada and comprises 24 unpatented claims. Mr. Jucevic has concluded that the claims demonstrate a potential for surface-mineable oxidized-zinc deposits and surface-mineable heap leachable silver deposits. Heap leaching is a process for the extraction of valuable minerals utilizing chemical solutions that percolate through crushed ore. A two phase exploration and drilling program has been proposed. Phase 1, including a recommendation to stake four neighboring targets, with estimated costs of $50,000. No exploration work will be performed until the additional claim staking has taken place. We have not yet determined whether Mr. Jucevic will be commissioned to perform additional research on the claims for us. That would be followed by Phase 2 with estimated costs of $100,000. The purpose of this offering is to finance the implementation of Phase I.

Location and Access

     The leased property is located in Elko County, Nevada, approximately 50 airline miles southeast of the town of Elko, Nevada. Access from Elko, Nevada is obtained by driving 20 miles on I-80 to Halleck, Nevada and then turning southeast on paved Highway 229 for forty-two miles through Secret Pass across the Ruby Mountains and then proceeding about 24 miles south on dirt roads to the property. The claims are in what is known as the Mud Springs mining district.

[Map]




Claim Status

            The claims have been leased by Prelude form Steve Sutherland who currently holds the property via 24 unpatented mining claims located during the month of September 2000. The owner of the property is the United States government. The land is administered by the Bureau of Land Management (BLM). Mr. Sutherland has documentation that all requisite county and United States Bureau of Land Management (BLM) papers have been filed and all fees paid. Two claims not belonging to Mr. Sutherland lie within the claim boundary and are held by a local prospector. Mr. Jucevic believes these two claims are most likely available for lease under reasonable terms. We do intend to lease these claims if possible. The local prospector who owns these two claims is Jerry Baughman. He has no relationship to Prelude. At this time, he has not been approached by us about leasing his two unpatented claims. We believe that reasonable terms for the lease of these two claims would include a standard mining lease including an anticipated $5,000 payment upon execution, with an option to purchase priced at approximately $50,000 payable over a period of five years. The Sutherland claim block comprises about 460 acres.

Climate And Local Resources

         The claims leased by Prelude are located at elevations ranging from 5900 to 7950 feet in gently rolling hills covered with sagebrush and Pinion pines. The climate is temperate with moderate snow cover from December to March. No perennial streams exist on the property. However, groundwater is plentiful. Power lines are located about three miles east of the property. The closest population center is Bishop, located about 48 miles to the northwest.

History Of The Claims

         Mr. Jucevic has examined the available literature on the claims. According to these sources, base metals and silver were discovered on the property in 1910. Production from high grade veins started as early as 1915. Partial records indicate lead, silver and zinc were produced through 1956. Recent exploration efforts were started in the 1980's by United States Minerals Exploration (USMX), and Cominco American Inc. USMX made 105 drill holes totaling 11,190 feet between 1980 and 1996 which defined a mineralization of ore containing silver, lead and zinc. Cominco controlled the property for a short time and conducted geophysical surveys which identified potential mineralization through the claims area that extend north of the claims.

Our Proposed Exploration Program

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties, and if any minerals which are found can be economically extracted and profitably processed. Our exploration program is designed to economically explore and evaluate our claims.

     We do not claim to have any minerals or reserves whatsoever at this time on any of our claims. We intend to implement an exploration program and to proceed in the following two phases:

            Phase I will involve expanding our block of claims by locating approximately 50 additional claims and acquiring third party claims within the area. There has been no staking of additional claims at this time. The initial work of Phase I will be centered on opportunities and targets within the boundaries of the leased claims. However, it is anticipated that expansion of the existing claim position will be advisable following completion of the geological investigations in Phase I. For example, U. S. Minerals Exploration, a previous explorer of the claims, calculated potential mineralization along the northeast area of the leased claims. Therefore, it appears probable that additional claim staking in northeast and southwest extensions off this trend would capture neighboring mineralization, as well as northeast trending fault zones within the claims. With respect to maintenance costs, the current 24 claims are subject to total annual fees of $2,580.00 Annual maintenance fees for an additional 50 claims would be $5,375.00. No land status work has been conducted on neighboring lands by Mr. Jucevic. We will also take 200 rock samples and 300 soil samples and perform geological mapping and geophysical surveys followed by a written analysis of this exploration. The cost of Phase I will is estimated to be $50,000 and will take approximately two months to complete.

         Upon completion of Phase I, we will determine the cost effectiveness of proceeding to Phase II. In making this determination, we will undertake to have our data from Phase I independently verified for accuracy by an independent registered engineer to confirm the existence of mineralization.

         Phase II will consist of substantial test drilling of a total of 5,000 feet to determine the extent, depth and dip of ore discovered in Phase I. It is anticipated that Phase II will cost $100,000 and will also take approximately two months to complete. If we decide not to proceed to Phase II, we will likely cancel the lease and search for other mineral exploration sites to lease. As of the date of this prospectus, no such search has been undertaken.

Competitive Factors

     The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral reserves. We may be one of the smallest exploration companies in existence. Although we will be competing with other exploration companies, there is no competition for the exploration or removal of minerals from our property. Readily available markets exist in North America and around the world for the sale of minerals. Therefore, we intend to develop mining claims to the production point in which major mining production companies would seriously consider pursuing the property as a valuable and significant acquisition.

Regulations

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

         The initial drilling program outlined in Phase I will be conducted on BLM lands. The BLM will require the submittal of a plan of operation which would be used as the basis for the bonding requirement, water permit and reclamation program. The reclamation program could include both surface reclamation and drill hole plugging and abandonment. The amount of the bonding would be based upon an estimate by the BLM related to the cost of reclamation if done by an independent contractor. Bonding costs vary on case by case basis. The scope of the proposed program determines amount of reclamation bond required by the BLM. Among the factors considered are the degree of proposed land disturbance, whether there have been previous disturbances and the nature of previous reclamation efforts. Since there is a substantial infrastructure of existing roads across the property the amount of initial bonding would likely be reduced. In addition, the terrain is relatively subdued which should further reduce the necessity for road building. The estimate for Phase II reclamation and bonding would depend upon the results of Phase I.

         We would be subjected to the BLM rules and regulations governing federal lands including a draft environmental impact statement or EIS, public hearings and a final EIS. The final EIS would address county and state needs and requirements and would cover issues and permit requirements concerning: air quality, heritage resources, geology, energy, noise, soils, surface and ground water, wetlands, use of hazardous chemicals, vegetation, wildlife, recreation, land use, socioeconomic impact, scenic resources, health and welfare, transportation and reclamation. Bonding requirements are developed from the final EIS.

     We are in compliance with the all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations. Prelude anticipates that it will be required to post bonds in the event the expanded work programs involve extensive surface disturbance.


Employees

     Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties. Prelude will consider hiring technical consultants as funds from this offering and additional offerings or revenues from operations in the future permit. At present, our only employee is Mr. Iverson.

Employees and Employment Agreements

     At present, we have no employees, other than Mr. Iverson, our president and sole director who has received no compensation for his services. Mr. Iverson does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

     We are a start-up, exploration stage company and have not yet started our business operations or generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our property. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business.

      To meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied first to exploration and then to development, if development is warranted. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

     We will be conducting research in connection with the exploration of our property. We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we conduct research and exploration of our properties. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on May 24, 2000

     We just recently acquired our first interest in lode mining claims. At this time we have not yet commenced the research and/or exploration stage of our mining operations on that property. We have paid $5,000 for a mining lease. As of March 31, 2001 we have experienced operating losses of $7,301.

Plan of Operations

     Since inception, we have used our common stock to raise money for our property acquisition, for corporate expenses and to repay outstanding indebtedness. Net cash provided by financing activities from inception on May 24, 2000 to March 31, 2001 was $5,500 as a result of proceeds received from our president and sole director. On April 11, 2001 we received additional cash financing of $19,500 as a result of proceeds received from our president and sole director. Our business activities to date have been restricted to obtaining a mining engineer's report and preparing this offering.

     Prelude's plan of operations for the next twelve months is to undertake Phase I of our exploration program. We can commence Phase I assuming at least 50% of the offering is sold. However, the total cost of Phase I is estimated to be $50,000.00 and therefore can not be completed unless nearly all of the offering is sold. We have no plan to engage in any alternative business if Prelude ceases or suspends operations as a result of not having enough money to complete any phase of the exploration program.

         Phase I will involve staking of 50 additional claims at a cost of $15,000. Obtaining leases for third party claims in the area is estimated to cost $5,000. We will then initiate rock sampling at a cost of $4,000 and soil sampling at a cost of $6,000 in areas of potential interest that indicate the presence of ore. Thereafter, geological mapping will be conducted that will cost approximately $10,000 along with geophysical surveying that will cost approximately $2,000. The total cost of Phase I will is estimated to be $50,000 and will take approximately two months to complete.

         Upon completion of Phase I, we will determine the cost effectiveness of proceeding to Phase II. We will undertake to have our data from Phase I independently verified for accuracy by an independent registered engineer to confirm the existence of mineral deposits.

         This offering will only be adequate to finance Phase I. Assuming we decide to proceed with Phase II, we will be required to obtain additional financing. Phase II will consist of extensive drilling totaling approximately 5,000 feet which is estimated to cost $100,000 to determine the extent, depth and dip of mineralization discovered in Phase I. Phase II will take approximately two months to complete.

Liquidity and Capital Resources

         As of the date of this registration statement, we have yet to generate any revenues from our business operations. Since our inception, Mr. Iverson has paid $25,000 in cash in exchange for 1,000,000 shares of common stock. This money has been utilized for organizational and start-up costs and as operating capital. As of March 31, 2001 we had sustained operating losses of $7,301.00.

         We will be required to sell at least 50% of this offering before commencing Phase I of our planned exploration program. In addition, unless more than 90% of the offering is sold, we will not be able to complete Phase I. Assuming sufficient funds are raised in this offering to complete Phase I, we will be able evaluate within the next 12 months whether to proceed with Phase
II. Should we decide to proceed with Phase II, we will be required to raise an additional $100,000.00.

         According to the terms or our mining lease, we are obligated by March 9, 2002 to pay a minimum royalty of $7,500. We will be required to renegotiate the terms of the mineral lease in the event we are unable to raise sufficient funds in time to meet this obligation.

                                  LEGAL MATTERS

         The validity of the shares offered under this prospectus is being passed upon for us by Kennan E. Kaeder, Attorney at Law, Suite 1904, 110 West C Street, San Diego, California 92101.

                                     EXPERTS

         The financial statements of Prelude Ventures, Inc. for the period from inception on May 24, 2000 through March 31, 2001 included in this prospectus have been examined Amisano Hanson, Suite 604-750 West Pender Street, Vancouver, Canada V6C 2T7, independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Prelude Ventures and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

         As of the effective date of this prospectus, we will become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Pacific Regional Office 5670 Wilshire Boulevard, 11th Floor Los Angeles, CA 90036-3648. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

         Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing Prelude Ventures, Inc. 207-1425 Marine Drive, West Vancouver, B.C., V7T 1B9.

                                    PART F/S

                              PRELUDE VENTURES, INC.
                           [An Exploration Stage Company]

                               FINANCIAL STATEMENTS


                                    CONTENTS

                                                                                      Page
Independent Auditors' Report                                                           F-1

Balance Sheet                                                                          F-2

Statement of Operations, for the period from inception                                 F-3
on May 24, 2000 through March 31, 2001

Statement of Cash Flows, for the period from inception                                 F-4
May 24, 2000 through March 31, 2001

Statement of Stockholders' Equity, from inception                                      F-5
on May 24, 2000 through March 31, 2001

Notes to Financial Statements                                                          F-6-9

Balance Sheet September 30, 2001                                                       F-10

Statement of Operations September 30, 2001                                             F-11

Statement of Cash Flows September 30, 2001                                             F-12

Statement of Stockholders Equity September 30, 2001                                    F-13

Notes to Financial Statements                                                          F-14

                           INDEPENDENT AUDITORS' REPORT

To the Stockholders,
Prelude Ventures, Inc.

We have audited the accompanying balance sheet of Prelude Ventures, Inc. (An Exploration Stage Company) as at March 31, 2001 and the statements of operations, stockholders' equity and cash flows for the period May 24, 2000 (Date of Incorporation) to March 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Prelude Ventures, Inc. as at March 31, 2001 and the results of its operations and its cash flows for the period from May 24, 2000 (Date of Incorporation) to March 31, 2001, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in
Note 1 to the financial statements, the company is in the exploration stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada                                              "Amisano Hanson"
April 27, 2001                                            Chartered Accountants

                                       PRELUDE VENTURES, INC.
                                   (An Exploration Stage Company)
                                           BALANCE SHEET
                                           March 31, 2001
                                       (STATED IN US DOLLARS)
                                        --------------------

                                                     ASSETS
                                                                                                      2001
                                                                                                      ----
Current
   Cash                                                                                          $           396
   Share subscription receivable - Note 6                                                                 19,500
                                                                                                 ---------------
                                                                                                 $        19,896
                                                                                                 ===============

                                                   LIABILITIES
Current
   Accounts payable                                                                              $         2,197
                                                                                                 ---------------

                                              STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value
      5,000,000 shares authorized, none outstanding
Common stock, $0.001 par value
     45,000,000 shares authorized
      1,000,000 shares outstanding                                                                        25,000
Deficit accumulated during the exploration stage                                                          (7,301)
                                                                                                 ---------------
                                                                                                          17,699
                                                                                                 ---------------
                                                                                                 $        19,896
                                                                                                 ===============
Nature and Continuance of Operations - Note 1
Subsequent Events - Note 6



APPROVED BY THE DIRECTOR:




                                            , Director
--------------------------------------------

                                SEE ACCOMPANYING NOTES

                             STATEMENT OF OPERATIONS
      for the period May 24, 2000 (Date of Incorporation) to March 31, 2001
                             (STATED IN US DOLLARS)

                                                                                                   May 24, 2000
                                                                                              (Date of Incorporation)
                                                                                                 to March 31, 2001
                                                                                                 ---------------
Expenses
   Bank charges                                                                                 $            104
   Management fees                                                                                         5,000
   Professional fees                                                                                       2,197
                                                                                                 ---------------
Net loss for the period                                                                         $          7,301
                                                                                                 ---------------
Loss per share                                                                                  $           0.01
                                                                                                 ===============
Weighted average number of shares outstanding                                                            549,839
                                                                                                 ===============

                               SEE ACCOMPANYING NOTES

                             STATEMENT OF CASH FLOWS
      for the period May 24, 2000 (Date of Incorporation) to March 31, 2001
                             (STATED IN US DOLLARS)

                                                                                                    May 24, 2000
                                                                                               (Date of Incorporation)
                                                                                                  to March 31, 2001
                                                                                                  -----------------
Cash Flows from Operating Activities
   Net loss for the period                                                                       $        (7,301)

   Changes in non-cash working capital balances related to
    operations
     Share subscription receivable                                                                       (19,500)
     Accounts payable                                                                                      2,197
                                                                                                  ---------------
                                                                                                         (24,604)
                                                                                                  ---------------
Cash Flows from Financing Activity
   Capital stock subscribed                                                                               25,000
                                                                                                  ---------------
Increase in cash during the period                                                                           396

Cash, beginning of the period                                                                                  -
                                                                                                  ---------------
Cash, end of the period                                                                          $           396
                                                                                                  ==============

                                 SEE ACCOMPANYING NOTES

                        STATEMENT OF STOCKHOLDERS' EQUITY
        for the period May 24, 2000 (Date of Incorporation) to March 31, 2001
                              (STATED IN US DOLLARS)


                                                                                         Deficit
                                                                                       Accumulated
                                             COMMON SHARES             Additional       During the
                                             -------------              Paid-in        Exploration
                                           #           PAR VALUE        CAPITAL           STAGE           TOTAL
                                      -----------      ---------        -------           -----           -----
Capital stock subscribed
 pursuant to an offering
 memorandum, for cash
                     - at $0.025        1,000,000      $   1,000        $ 24,000        $     -        $ 25,000

Net loss for the period                         -              -               -         (7,301)         (7,301)

Balance, as at
 March 31, 2001                         1,000,000      $   1,000        $ 24,000        $(7,301)       $ 17,699
                                     ============      =========        ========        ========       ========

                                 SEE ACCOMPANYING NOTES

                            NOTES TO THE FINANCIAL STATEMENTS
           for the period May 24, 2000 (Date of Incorporation) to March 31, 2001
                                 (STATED IN US DOLLARS)


Note 1        NATURE AND CONTINUANCE OF OPERATIONS

              The company is in the exploration stage. The company has entered into a lease agreement to explore and mine a resource property located in the state of Nevada, United States of America and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the resource property will be dependent upon the discovery of economically recoverable reserves, confirmation of the company's interest in the underlying property, the ability of the company to obtain necessary financing to satisfy the expenditure requirements under the resource property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

              These financial statements have been prepared on a going concern basis. The company has accumulated a deficit of $7,301 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

              The company was incorporated in Nevada on May 24, 2000.

Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

              The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

              EXCHANGE ACT GUIDE 7

              The Securities and Exchange Commission's Exchange Act Guide 7 "Description of property by issuers engaged or to be engaged in significant mining operations" requires that mining companies in the exploration stage should not refer to themselves as development stage companies in the financial statements, even though such companies should comply with Financial Accounting Standard Board Statement No. 7, if applicable. Accordingly, the company has not been referred to as being a development stage company.

              RESOURCE PROPERTIES

              The acquisitions of resource properties are initially recorded at cost. Producing mineral properties are depleted over their estimated useful lives based upon a method relating recoverable mineral reserves to production. Non-producing mineral properties that the company abandons interest in are written-off in the year of abandonment. Exploration costs are expensed as incurred.

              ENVIRONMENTAL COSTS

              Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the company's commitments to plan of action based on the then known facts.

              INCOME TAXES

              The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes".

              BASIC LOSS PER SHARE

              The company reports basic loss per share in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided as it would be antidilutive.

              FAIR VALUE OF FINANCIAL INSTRUMENT

              The carrying value of cash, share subscriptions receivable and accounts payable approximates fair value because of the short maturity of these instruments.

Note 3        DEFERRED TAX ASSETS

              The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after March 15, 1992. FAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assts and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

              The following table summarizes the significant components of the company's deferred tax assets:

                                                                                                    TOTAL
                                                                                                    -----
             Deferred Tax Assets
               Non-capital loss carryforward                                                   $        7,301
                                                                                               ==============

             Gross deferred tax assets                                                         $        3,651
             Valuation allowance for deferred tax asset                                                (3,651)
                                                                                               --------------
                                                                                               $            -
                                                                                               --------------

              The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 4        INCOME TAXES

              No provision for income taxes has been provided in these financial statements due to the net loss. At March 31, 2001 the company has net operating loss carryforwards, which expire commencing in 2021, totalling approximately $7,301, the benefit of which has not been recorded in the financial statements.

Note 5        NEW ACCOUNTING STANDARD

              In June 1998, the Financial Accounting Standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which standardized the accounting for derivative instruments. SFAS is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Adopting this standard will not have a significant impact on the company's financial positions, results of operations or cash flows.

Note 6        SUBSEQUENT EVENTS

              i) By a lease letter agreement effective April 11, 2001 the company was granted the exclusive right to explore, develop and mine the Medicine Project resource property located in Elko County of the State of Nevada for a 3% net smelter return production royalty. This amount will be reduced by any amounts paid under the following minimum advance royalty payments:

                  -  $5,000 upon execution (paid April 11, 2001);
                  -  $7,500 on April 11, 2002;
                  -  $10,000 on April 11, 2003
                  -  $20,000 on April 11, 2004
                  -  $50,000 on April 11, 2005 and every April 11 thereafter

                  The company is also required to pay all federal and state mining claim maintenance fees for any year in which this agreement is maintained in good standing after June 1. The company is required to perform reclamation work on the property as required by federal, state and local law for disturbances resulting from the company's activities on the property.

                  The term of the lease is for 20 years, with automatic extensions so long as the conditions of the lease are met.

              ii) The share subscription receivable outstanding at March 31,
                  2001 of $19,500 was received. This receivable was due from a director and officer of the company.

                               PRELUDE VENTURES, INC.
                           (An Exploration Stage Company)
                                    BALANCE SHEETS
                        September 30, 2001 and March 31, 2001
                               (Stated in US Dollars)
                                     (UNAUDITED)



                                                                             September 30,         March 31,
                                                                                 2001                 2001
                                                                             ------------          ----------
                                   ASSETS

Current
   Cash                                                                      $    6,154          $     396
   Share subscription receivable                                                      -             19,500
                                                                             ------------       -------------
                                                                             $    6,154          $  19,896
                                                                             ============       =============

                                   LIABILITIES
Current
   Accounts payable                                                          $   13,809          $   2,197
   Loan payable - Note 3                                                          9,500                  -
                                                                             ------------       -------------
                                                                                 23,309              2,197
                                                                             ------------       -------------

                        STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value
      5,000,000 shares authorized, none outstanding
Common stock, $0.001 par value
     45,000,000 shares authorized
      1,000,000 shares outstanding                                               25,000             25,000
Deficit accumulated during the exploration stage                                (42,155)            (7,301)
                                                                             ------------       -------------
                                                                                (17,155)            17,699
                                                                             ------------       -------------
                                                                             $    6,154     $       19,896
                                                                             ============       =============


                               SEE ACCOMPANYING NOTES

                             PRELUDE VENTURES, INC.
                         (An Exploration Stage Company)
                             STATEMENTS OF OPERATIONS
            for the three month period ended September 30, 2001 and 2000, the six months ended September 30, 2001, May 24, 2000 (Date of
             Incorporation) to September 30, 2000 and for the period
             May 24, 2000 (Date of Incorporation) to September 30, 2001
                              (Stated in US Dollars)
                                   (UNAUDITED)


                                                                                                    May 24, 2000     May 24, 2000
                                          Three months         Three months          Six months   (Date of Incor-  (Date of Incor-
                                             ended                ended                ended        poration) to    poration) to
                                          September 30,        September 30,        September 30,   September 30,   September 30,
                                              2001                 2000                 2001           2000            2001
                                          -------------        -------------        -------------  --------------   --------------
Expenses
   Accounting and audit fees             $    807         $           -         $      1,807       $     -          $     3,307
   Bank charges                                75         $          62                  170            62                  274
   Legal fees                              22,362                     -               22,362             -               23,059
   Management fees                              -                     -                1,500             -                6,500
   Resource property development            2,580                     -                7,580             -                7,580
   Transfer agent fees                          -                     -                1,435             -                1,435
                                     --------------      --------------------  ----------------- -------------     ---------------
Net loss for the period                 $  25,824         $          62         $     34,854       $    62           $   42,155
                                     ==============      ====================  ================= =============     ===============
Loss per share                          $    0.03         $        0.00         $       0.03       $  0.00
                                     ==============      ====================  ================= =============
Weighted average number of
shares outstanding                      1,000,000             1,000,000            1,000,000     1,000,000
                                     ==============      ====================  ================= =============




                                SEE ACCOMPANYING NOTES

                             PRELUDE VENTURES, INC.
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS
                 for the six month period ended September 30, 2001,
             May 24, 2000 (Date of Incorporation) to September 30, 2000
  and for the period May 24, 2000 (Date of Incorporation) to September 30, 2001
                              (Stated in US Dollars)
                                   (UNAUDITED)


                                                                                May 24, 2000       May 24, 2000
                                                              Six months      (Date of Incor-     (Date of Incor-
                                                                ended           poration) to       poration) to
                                                            September 30,      September 30,       September 30,
                                                                 2001               2000               2001
                                                                 ----               ----               ----

Cash Flows from Operating Activities
   Net loss for the period                                  $ (34,854)             $ (62)          $ (42,155)

   Changes in non-cash working capital balances
    related to operations
     Share subscription receivable                             19,500                  -                   -
     Accounts payable                                          11,612                  -              13,809
     Prepaid expenses                                               -                  -                   -
     Loan payable                                               9,500                  -               9,500
                                                           ---------------    -----------------    -------------
                                                                5,758                (62)            (18,846)
                                                           ---------------    -----------------    -------------
Cash Flows from Financing Activity
   Capital stock subscribed                                         -                  -              25,000
                                                           ---------------    -----------------    -------------
Increase (decrease)  in cash during the period                  5,758                (62)              6,154

Cash, beginning of the period                                     396                  -                   -
                                                           ---------------    -----------------    -------------
Cash (deficiency), end of the period                        $   6,154               $(62)            $ 6,154
                                                           ===============    =================    =============


                              SEE ACCOMPANYING NOTES

                             PRELUDE VENTURES, INC.
                         (An Exploration Stage Company)
                       STATEMENT OF STOCKHOLDERS' EQUITY
     for the period May 24, 2000 (Date of Incorporation) to Septmeber 30, 2001
                             (Stated in US Dollars)
                                   (UNAUDITED)


                                                                                              Deficit
                                                                                            Accumulated
                                                  Common Shares            Additional       During the
                                                  -------------              Paid-in        Exploration
                                                 #          Par Value        Capital           Stage            Total
                                            -----------     ---------        -------           -----            -----
Capital stock subscribed
 pursuant to an offering
 memorandum, for cash
                     - at $0.025             1,000,000     $   1,000         $ 24,000       $       -         $  25,000

Net loss for the period                              -             -                -          (7,301)           (7,301)
                                           -------------  -------------    ------------   --------------    --------------
Balance, as at March 31, 2001                1,000,000     $   1,000         $ 24,000       $  (7,301)        $  17,699

Net loss for the period                              -             -                -         (34,854)          (34,854)
                                           -------------  -------------    ------------   --------------    --------------
Balance, as at September 30, 2001            1,000,000     $   1,000         $ 24,000       $ (42,155)        $ (17,155)


                              SEE ACCOMPANYING NOTES

                             PRELUDE VENTURES, INC.
                         (An Exploration Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                               September 30, 2001
                             (Stated in US Dollars)
                                   (UNAUDITED)

Note 1        INTERIM REPORTING

              While the information presented in the accompanying interim six months financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. It is suggested that these financial statements be read in conjunction with the company's March 31, 2001 annual financial statements.

Note 2        COMMITMENTS

              Mining Lease

              By a lease letter agreement effective April 11, 2001 the company was granted the exclusive right to explore, develop and mine the Medicine Project resource property located in Elko County of the State of Nevada for a 3% net smelter return production royalty. This amount will be reduced by any amounts paid under the following minimum advance royalty payments:

             -        $5,000 upon execution (paid April 11, 2001);
             -        $7,500 on April 11, 2002;
             -        $10,000 on April 11, 2003
             -        $20,000 on April 11, 2004
             -        $50,000 on April 11, 2005 and every April 11 thereafter

              The company is also required to pay all federal and state mining claim maintenance fees for any year in which this agreement is maintained in good standing after June 1. The company is required to perform reclamation work on the property as required by federal, state and local law for disturbances resulting from the company's activities on the property.

              The term of the lease is for 20 years, with automatic extensions so long as the conditions of the lease are met.

              Initial Public Offering

              The company has filed a SB-2 registration statement, which includes an initial public offering of 1,500,000 common shares at $0.05 per share. This offering is subject to regulatory approval.

Note 3        LOAN PAYABLE

              The loan payable is due to the director of the company. The amount is unsecured, non-interest bearing and is repayable from the proceeds of a SB-2 funding (Note 2).

                            PRELUDE VENTURES, INC.
                         [An Exploration Stage Company]


                                1,500,000 Shares


                                  Common Stock


                                 $0.05 Per Share

                                 --------------

                                   PROSPECTUS

                                 --------------

                             PRELUDE VENTURES, INC.
                              2585 West 14th Avenue
                          Vancouver, BC, Canada V6K 2W6

                                December 13, 2001